Exhibit 1.01

TERMS AGREEMENT

May 26, 2005

Citigroup Global Markets Holdings Inc.

388 Greenwich Street

New York, New York 10013

Attn: Director (Treasury Administration)

Dear Sirs:

We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), proposes to issue and sell $160,000,000 aggregate principal amount of its Enhanced Income Strategy SM Principal-Protected Notes with Income and Appreciation Potential Linked to the 2005-4 Dynamic Portfolio IndexSM due November 29, 2010 (the “Notes”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 16,000,000 Notes in the principal amount of $154,400,000 at 96.5% of the aggregate principal amount. The Closing Date shall be June 2, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The Notes shall have the following terms:

Title:	Enhanced Income StrategySM Principal-Protected Notes with Income and Appreciation Potential Linked to the 2005-4 Dynamic Portfolio IndexSM due November 29, 2010

Maturity:	November 29, 2010

Maturity Payment:	Holders of the Notes will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement to be dated May 26, 2005 relating to the Notes)

Interest Rate:	The interest payable on the Notes will vary and may

be zero. The interest on the Notes for any quarter will depend on the allocation of the 2005-4 Dynamic Portfolio Index to the Buy-Write Index portfolio and on the notional income on the Buy-Write Index (as described in “Description of the Notes—Interest” in the Prospectus Supplement to be dated May 26, 2005 relating to the Notes). If the amount of the 2005-4 Dynamic Portfolio Index allocated to the Buy-Write Index portfolio falls to zero at any time during the term of the Notes, no interest will be paid for the remaining term of the Notes.

Interest Payment Dates:	June 24, 2005, July 22, 2005, August, 26, 2005, September 23, 2005, October 28, 2005, November 28, 2005, December 23, 2005, January 27, 2006, February 27, 2006, March 24, 2006, April 28, 2006, May 26, 2006, June 23, 2006, July 28, 2006, August 25, 2006, September 22, 2006, October 27, 2006, November 27, 2006, December 22, 2006, January 26, 2007, February 26, 2007, March 23, 2007, April 27, 2007, May 25, 2007, June 22, 2007, July 27, 2007, August 24, 2007, September 28, 2007, October 26, 2007, November 26, 2007, December 31, 2007, January 28, 2008, February 25, 2008, March 31, 2008, April 25, 2008, May 23, 2008, June 27, 2008, July 25, 2008, August 22, 2008, September 26, 2008, October 24, 2008, December 1, 2008, December 29, 2008, January 26, 2009, February 27, 2009, March 27, 2009, April 24, 2009, May 22, 2009, June 26, 2009, July 24, 2009, August 28, 2009, September 25, 2009, October 23, 2009, November 30, 2009, December 28, 2009, January 25, 2010, February 26, 2010, March 26, 2010, April 23, 2010, May 28, 2010, June 25, 2010, July 23, 2010, August 27, 2010, September 24, 2010, October 22, 2010 and November 29, 2010.

Regular Record Dates:	June 17, 2005, July 15, 2005, August 19, 2005, September 16, 2005, October 21, 2005, November 18, 2005, December 16, 2005, January 20, 2006,

February 17, 2006, March 17, 2006, April 21, 2006, May 19, 2006, June 16, 2006, July 21, 2006, August 18, 2006, September 15, 2006, October 20, 2006, November 17, 2006, December 15, 2006, January 19, 2007, February 16, 2007, March 16, 2007, April 20, 2007, May 18, 2007, June 15, 2007, July 20, 2007, August 17, 2007, September 21, 2007, October 19, 2007, November 16, 2007, December 21, 2007, January 18, 2008, February 15, 2008, March 24, 2008, April 18, 2008, May 16, 2008, June 20, 2008, July 18, 2008, August 15, 2008, September 19, 2008, October 17, 2006, November 21, 2008, December 19, 2008, January 16, 2009, February 20, 2009, March 20, 2009, April 17, 2009, May 15, 2009, June 19, 2009, July 17, 2009, August 21, 2009, September 18, 2009, October 16, 2009, November 20, 2009, December 18, 2009, January 15, 2010, February 19, 2010, March 19, 2010, April 16, 2010, May 21, 2010, June 18, 2010, July 16, 2010, August 20, 2010, September 17, 2010, October 15, 2010 and November 19, 2010.

Initial Price To Public:	100% of the principal amount thereof, plus accrued interest from June 2, 2005 to date of payment and delivery

Trustee:	The Bank of New York

Indenture:	Indenture, dated as of October 27, 1993, as amended from time to time

All the provisions contained in the document entitled “Salomon Smith Barney Holdings Inc. — Debt Securities — Underwriting Agreement Basic Provisions” and dated December 1, 1997 (the “Basic Provisions”), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

Basic Provisions varied with respect to this Terms Agreement:

(A)	All references to “Salomon Smith Barney Holdings Inc.” in the Basic Provisions shall refer to the Company.

(B)	Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on June 2, 2005 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C)	Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: “The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the Notes or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date.”

(D)	Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: “You shall have received on the Closing Date a letter from KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement.”

The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

Edward F. Greene, Esq., is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company.

Please accept this offer no later than 9:00 p.m. on May 26, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated May 26, 2005, to purchase the Notes on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ RAMESH K. MENON
Name:	Ramesh K. Menon
Title:	Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:	/s/ GEOFFREY S. RICHARDS
Name:	Geoffrey S. Richards
Title:	Vice President